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                                  EXHIBIT 99.1


                            STOCK PURCHASE AGREEMENT
                            ------------------------


     This STOCK PURCHASE AGREEMENT (the "Agreement") dated as of August 14, 1997 between Moorpark Holding, Inc., a Delaware corporation ("Seller"), and New Canaan Capital, LLC, a Nevada limited liability company ("Purchaser").

                              STATEMENT OF PURPOSE
                              --------------------

     Seller owns 10,367,122 shares of common stock (the "Stock"), of Ametech
Inc.   (the "Acquired Company" or "Company").  It is the purpose of this
Agreement to set forth the terms and conditions pursuant to which Seller will sell the Stock to Purchaser and Purchaser will purchase the Stock from Seller.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Purchaser and Seller hereby agree as follows:

1.   Representations of Seller.  Seller represents, warrants and agrees as
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follows:

     1.1  Existence and Good Standing.  Seller is a corporation duly organized,
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validly existing and in good standing under the laws of the State of Delaware.

     1.2  Authorization.  The execution and delivery of this Agreement and the
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completion by Seller of the transactions contemplated hereby have been duly authorized and approved by all required corporate action of Seller. This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     1.3  Ownership of Stock.  Seller owns, beneficially and of record, the
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Stock, free of all liens, charges, claims, pledges and encumbrances or restrictions, rights or interests of others of any kind. The transfer of the Stock to the Purchaser pursuant to this Agreement will pass valid title thereto to the Purchaser, free and clear of all liens, charges, claims, pledges and encumbrances or restrictions, rights or interests of others of any kind, except for those created by the Purchaser.

     1.4  Agency or Broker.  No agent or broker or other person acting pursuant
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to the authority of the Acquired Company or Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     1.5  No Conflict.  Seller's execution, delivery, and performance of this
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Agreement does not conflict with any other agreement to which Seller is a party, and no consent, license, approval or authorization, or registration, declaration or filing with, any court,

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governmental body or authority or any other person or entity, is required in connection with Seller's valid execution, delivery or performance of this Agreement.

     1.6  Due Diligence/Lack of Reliance.  Seller, independently of and without
          ------------------------------
reliance upon Purchaser, and based solely upon its own expertise and upon financial statements and other information deemed appropriate by it (including, without limitation, financial statements and other information provided to it by the Company), made its own investigation and analysis of the Company (including, without limitation, of the Company's business operations and financial condition), did not receive and did not rely on any information relating to the Stock or the Company provided by Purchaser, and thus made its own decision to sell the Stock pursuant to the provisions of this Agreement.

     2.   Representations of Purchaser.  The Purchaser represents and warrants
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to the Seller that:

     2.1  Existence and Good Standing.  The Purchaser is a limited liability
          ---------------------------
company duly organized, validly existing and in good standing under the laws of State of Nevada.

     2.2  Authorization.  The execution and delivery of this Agreement and the
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completion by Purchaser of the transactions contemplated hereby have been duly authorized and approved by all required limited liability company action of the Purchaser. This Agreement constitutes a legal, valid and binding agreement of the Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     2.3  No Conflict.  Purchaser's execution, delivery, and performance of this
          -----------
Agreement does not conflict with any other agreement to which Purchaser is a party, and no consent, license, approval or authorization, or registration, declaration or filing with, any court, governmental body or authority or any other person or entity, is required in connection with Purchaser's valid execution, delivery or performance of this Agreement.

     2.4  Agency or Broker.  No agent, broker or other person acting pursuant to
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the Purchaser's authority will be entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     2.5  Due Diligence/Lack of Reliance.  Purchaser, independently of and
          ------------------------------
without reliance upon Seller, and based solely upon its own expertise (and the expertise of its agents and independent advisors, if any), and upon financial statements and other information deemed appropriate by it, made its own investigation and analysis of the Company (including, without limitation, of the Company's business operations and financial condition), did not receive and did not rely on any information relating to the Stock or the Company provided by Seller, and thus made its own decision to purchase the Stock pursuant to the provisions of this Agreement.

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     2.6  Purchase for Investment.  Purchaser will acquire the Stock for its own
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account for investment and not with a view toward any resale or distribution thereof.

     3.   Sale of Stock.
          -------------

     3.1  Sale of Stock.  Subject to the terms and conditions herein stated,
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Seller agrees to sell, assign, transfer and deliver to Purchaser on the date hereof (the "Closing Date"), and Purchaser agrees to purchase from Seller on the Closing Date, the Stock, free and clear of any liens or encumbrances, except for those created by Purchaser. The Certificate representing the Stock (the "Stock Certificate") shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Seller, with all necessary transfer tax and other revenue stamps, acquired at Purchaser's expense, affixed and canceled. As of the date hereof, the Seller has not located the Stock Certificate in its possession. The Seller hereby represents and agrees that it will immediately undertake to have replacement Stock Certificate (the "Replacement Stock Certificate") issued by the Company, and the Seller, promptly upon its receipt thereof from the Company, shall endorse and deliver to the Purchaser the Replacement Stock Certificate as provided in the foregoing. Notwithstanding any other provision of this Agreement to the contrary, if the Seller fails to so endorse obtain, and deliver to the Purchaser the Replacement Stock Certificate on or before thirty (30) days from the date hereof, then, at sole option of the Purchaser, and as the Purchaser's sole remedy for the Seller's failure to do so, the Purchaser may elect to rescind its purchase of the Stock. In the event that the Purchaser so elects to rescind its purchase of the Stock, the other provisions of this Agreement (including, without limitation, the provisions of Section 3.2 hereof) shall become null and void. Specifically, but without limiting the generality of the foregoing, in the event of such a rescission, the Seller shall immediately return the original of the Note (as such term is defined in Section 3.2 hereof) marked "Cancelled" to the Purchaser, and the parties shall be automatically returned to the positions they occupied immediately prior to the execution and delivery of this Agreement.

     3.2  Price.  In consideration for the purchase by Purchaser of the Stock,
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Purchaser shall pay to Seller, on the Closing Date, $850,000 (the "Purchase
Price"), by delivery of a promissory note in the form hereto as Exhibit 3.2 (the "Note"). As additional consideration for the sale of the Stock, Purchaser shall pay Seller the "Earn Out Amount" in cash within 60 days after the end of the fifth year after Closing. The "Earn Out Amount" equals 50% of the Net Value. "Net Value" equals (1) the Enterprise Value times the Equity Percentage, minus
(2) $850,000, minus (3) interest accrued on the Note or any refinancing of the Note through the date of computation, minus (4) any transaction expenses paid by Purchaser. The "Enterprise Value" means (A) if the Purchaser liquidates its position in Acquired Company prior to the end of the fifth year after Closing, the price of the Acquired Company established by the liquidity event, otherwise
(B) (I) six times the average EBITDA (as defined by GAAP) of Acquired Company in the two fiscal years ending December 31, 2000 and 2001 minus (II) the principal amount of all interest-bearing indebtedness on Acquired Company's balance sheet (including amounts attributable to any capitalized leases) as of December 31, 2000, minus (III) the redemption value of any preferred stock issued by Acquired Company outstanding as of December 31, 2000 other than any preferred stock acquired by Purchaser. The "Equity Percentage" means the percentage of fully-diluted

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common equity of the Acquired Company owned by Purchaser, assuming the conversion and exercise of all outstanding convertible securities, warrants and options. In the event that Buyer liquidates its position in Acquired Company after the end of the fifth year after Closing but within seven (7) years after Closing, Purchaser shall make an additional payment to Seller equal to the Earn Out Amount calculated as if the Enterprise Value were the price of Acquired Company established by the liquidity event, less amounts previously paid to Seller hereunder. In the event Purchaser sells a portion of the Stock prior to the end of the fifth year after Closing, the Purchaser shall share with Seller the proceeds of such sale in accordance with this Section, and the remaining stock shall continue to be subject to the terms of this Section.

     3.3  Other Obligations.
          -----------------

          (a) On the Closing Date or otherwise contemporaneously with the closing, there shall be delivered to the Seller copies of resolutions of the Purchaser's members authorizing the execution, delivery and performance of this Agreement on behalf of the Purchaser by the manager of the Purchaser (the "Manager").

          (b) On the Closing Date or otherwise contemporaneously with the closing, there shall be delivered to Seller a certificate of the Manager certifying true and correct copies of Purchaser's articles of organization and certifying the names of the Purchaser's members, and further certifying a true and correct copy of the Purchaser's limited liability company agreement.

          (c) On the Closing Date, Purchaser shall cause to be delivered to the Seller a legal opinion, in form of Exhibit 3.3(c) hereto, of the law firm of Pillsbury Madison & Sutro LLP with respect to the matters set forth in Section
                                                                       -------
2.2 hereof.
---

     4.   Miscellaneous.
          -------------

     4.1  Expenses.  The parties hereto shall pay all of their own expenses
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relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

     4.2  Governing Law.  The interpretation and construction of this Agreement,
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and all matters relating hereto, shall be governed by the laws of the State of
Illinois, applicable to contracts to be performed in said state, without consideration of said state's conflicts-of-laws principles.

     4.3  Captions.  The Section captions used herein are for reference purposes
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only, and shall not in any way effect the meaning or interpretation of this
Agreement.

     4.4  Publicity.  Except as otherwise required by applicable laws
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(including, without limitation, applicable federal and state securities laws), the parties hereto shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without

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obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof.

     4.5  Notices.  Any notice or other communications required or permitted
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hereunder shall be sufficiently given if delivered in person or sent by facsimile or by registered, certified or first class mail, postage prepaid, addressed as follows:

If to Purchaser:

     New Canaan Capital, LLC
     3305 West Spring Mountain Road
     Suite 60
     Las Vegas, Nevada 89102
     Fax: 203-359-4551
     Attention: Mr. Michael R. D'Appolonia

               with a copy to:

     Pillsbury Madison & Sutro LLLP
     225 Bush Street
     San Francisco, California 9404
     Fax: 415-983-1200
     Attention: Richard S. Grey, Esq.

If to Seller:

     Moorpark Holding, Inc.
     231 South LaSalle Street
     Chicago, Illinois 60697
     Fax: 312-987-0234
     Attention: Mr. Lewis W. Solimene, Jr.

               with a copy to

     Mayer, Brown & Platt
     190 South LaSalle Street
     Chicago, Illinois 60603
     Attention: Thomas S. Kiriakos, Esq.
               Seth J. Weinberger, Esq.

or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

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     4.6  Parties in Interest.  Other than by operation of law, this Agreement
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may not be transferred, assigned, pledged or hypothecated by either party, without the prior written consent of the other party.

     4.7  Counterparts.  This Agreement may be executed in two or more
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counterparts, all of which taken together shall constitute one instrument.

     4.8  Entire Agreement.  This Agreement, including the other documents
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referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     4.9  Amendments.  This Agreement may not be changed orally, but only by an
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agreement signed by Seller and Purchaser.

     4.10 Third Party Beneficiaries.  Each party hereto intends that this
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Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     4.11 Information.  So long as the Note remains outstanding Purchaser shall
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use its best efforts to cause the Acquired Company to deliver to Seller promptly after filing all reports and other documents filed by Acquired Company with the Securities and Exchange Commission.

     4.12 Extension and Waiver.  Either party may extend the time for or waive
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the performance of any of the obligations of the other party, waive any inaccuracies in the representations of warranties of the other party, or waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by the party giving such extension or waiver.

     4.13 Waiver of Right of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES THE
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RIGHT TO TRIAL BY JURY IN ANY LITIGATION IN ANY MANNER RELATING TO THIS
AGREEMENT AND/OR THE TRANSACTION TO BE CONSUMMATED PURSUANT TO THIS AGREEMENT.

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     IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

                                        MOORPARK HOLDING, INC.,
                                        a Delaware corporation



                                        By /s/ Lewis W. Solimene, Jr.
                                           --------------------------
                                           Mr. Lewis W. Solimene, Jr.
                                           Title: President


                                        NEW CANAAN CAPITAL, LLC,
                                         a Nevada limited liability company



                                        By /s/ Michael R. D'Appolonia
                                           --------------------------
                                           its: Manager

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